Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and

Product Supplement No. EQUITY MLI-4 dated January 20, 2026)

427,500 Units $10 principal amount per unit CUSIP No. 36274X100	Pricing Date Settlement Date Maturity Date	August 13, 2026 August 20, 2026 November 22, 2027

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®

▪
Maturity of approximately fifteen months.
▪
At maturity, if the level of the Nasdaq-100 Index® (the “Market Measure”) decreases or remains flat over the term of the Notes such that the Ending Value is less than or equal to the Starting Value, a positive return of 14.00%.
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If the Market Measure increases by no more than 20.00% over the term of the Notes, a positive return equal to the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value.
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If the Market Measure increases by more than 20.00%, the principal amount is subject to 1-to-1 negative exposure to increases in the Market Measure beyond a 20.00% increase, subject to the Minimum Redemption Amount of $2.00 per unit. You will lose a portion, which could be significant, of your principal amount if the Ending Value increases above the Starting Value by more than 20.00%.
▪
By purchasing this note, you are taking the primarily bearish view that the value of the Market Measure will decline over the term of the notes, or that it will increase by no more than 20.00% over the term of the notes, such that the Ending Value will be less than or equal to the Starting Value or no greater than 120.00% of the Starting Value.
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All payments occur at maturity and are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
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No periodic interest payments.
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Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $9.73 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$4,275,000
Underwriting discount(1)	$ 0.10	$42,750
	$ 0.05	$21,375
Proceeds, before expenses, to GSFC	$ 9.85	$4,210,875
(1) The underwriting discount reflects a sales commission of $0.10 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

August 13, 2026

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Summary

The Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. All payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. The notes provide you with the Digital Payment if the Ending Value is less than or equal to the Starting Value. If the Ending Value is greater than the Starting Value but less than or equal to the Threshold Value, you will receive a return equal to the percentage increase in the Market Measure from the Starting Value to the Ending Value. If the Ending Value is greater than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes, subject to the Minimum Redemption Amount. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-8 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.73 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.27 per $10 principal amount).

Prior to November 13, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 12, 2026). On and after November 13, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-3

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately fifteen months.
Market Measure:	The Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”).
Principal Amount:

$10.00 per unit; $4,275,000 in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:

▪
If the Ending Value is less than or equal to the Starting Value:

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If the Ending Value is greater than the Starting Value, but less than or equal to the Threshold Value:

▪
If the Ending Value is greater than the Threshold Value:

, subject to the Minimum Redemption Amount

Starting Value:	30,084.50, which is the closing level of the Market Measure on the pricing date.
Ending Value:	The closing level of the Market Measure on the Final Calculation Day.
Digital Payment:	$1.40 per unit, which represents a return of 14.00% over the principal amount.
Threshold Value:	36,101.40, which is 120.00% of the Starting Value (rounded to the nearest one-hundredth).
Minimum Redemption Amount:	$2.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Final Calculation Day/Maturity Valuation Period:	November 15, 2027, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.
Maturity Date:	November 22, 2027, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-2

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Redemption Amount Determination

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-3

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Product supplement no. EQUITY MLI-4 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016285/baml_prodsupp_no._equity.htm

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Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

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Prospectus dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3 dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-4

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Market Measure will not be greater than the Threshold Value.
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You are willing to risk a loss of principal and a negative return on the notes if the Market Measure increases from the Starting Value to an Ending Value that is above the Threshold Value.
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You accept that (i) the return on the notes will be limited to the return represented by the Digital Payment if the Ending Value is less than or equal to the Starting Value, (ii) you will only participate positively in the return of the Market Measure if the Ending Value is greater than the Starting Value but no greater than the Threshold Value, and (iii) you will participate negatively in the return of the Market Measure from the Threshold Value to the Ending Value if the Ending Value is greater than the Threshold Value, subject to the Minimum Redemption Amount.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Market Measure.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Market Measure will increase from the Starting Value to an Ending Value that is above the Threshold Value or that it will decrease by more than the return represented by the Digital Payment.
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You seek an uncapped return on your investment.
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You seek 100% principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Market Measure.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-5

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Bear Market-Linked One Look Notes with a Dual Directional Buffer

Market Measure Performance
Note Performance
Note Return at Maturity
150%
100%
50%
0%
-50%
-100%
-150%
-100%
-50%
0%
50%
100%
150%
Percentage Change from the Starting Value to the Ending Value

This graph reflects the returns on the notes, based on the Threshold Value of 120.00% of the Starting Value, the Minimum Redemption Amount of $2.00 per unit and the Digital Payment of $1.40 per unit. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the stocks included in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 120.00, the Minimum Redemption Amount of $2.00 per unit, the Digital Payment of $1.40 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Starting Value, Ending Value, Threshold Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Market Measure” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$11.400	14.00%
50.00	-50.00%	$11.400	14.00%
80.00	-20.00%	$11.400	14.00%
90.00	-10.00%	$11.400	14.00%
95.00	-5.00%	$11.400	14.00%
100.00(1)	0.00%	$11.400(3)	14.00%
100.01	0.01%	$10.001	0.01%
105.00	5.00%	$10.500	5.00%
110.00	10.00%	$11.000	10.00%
120.00(2)	20.00%	$12.000(4)	20.00%
120.01	20.01%	$9.999	-0.01%
130.00	30.00%	$9.000	-10.00%
140.00	40.00%	$8.000	-20.00%
150.00	50.00%	$7.000	-30.00%
175.00	75.00%	$4.500	-55.00%
200.00	100.00%	$2.000(5)	-80.00%
225.00	125.00%	$2.000	-80.00%
250.00	150.00%	$2.000	-80.00%
(1)
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(2)
This is the hypothetical Threshold Value
(3)
This amount represents the sum of the principal amount and the Digital Payment.
(4)
Any positive return based on the appreciation of the Market Measure will be limited and no greater than 20.00%, or $2.00 per unit.
(5)
The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-6

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Redemption Amount Calculation Examples

Example 1
The Ending Value is 220.00, or 220.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 120.00
Ending Value: 220.00

=$0.00, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $2.00 per unit.

Example 2
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 120.00
Ending Value: 150.00

= $7.00 Redemption Amount per unit

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 120.00
Ending Value: 110.00

= $11.00 Redemption Amount per unit

Example 4
The Ending Value is 60.00, or 60.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 120.00
Ending Value: 60.00

$10 + $1.40 = $11.40 Redemption Amount per unit, the principal amount plus the Digital Payment, since the Ending Value is less than or equal to the Starting Value.

In this example, even though the Ending Value is significantly less than the Starting Value, your return on the notes will be limited to the return represented by the Digital Payment.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-7

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the securities included in the Market Measure to which your notes are linked.

Structure-related Risks

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There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is greater than the Threshold Value, you will lose a portion, which could be significant, of your principal amount.
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Your investment return will be limited to the return represented by the Digital Payment if the Ending Value is less than or equal to the Starting Value. Additionally, your potential for a positive return based on the appreciation of the Market Measure will be limited because you will only receive a positive return if the Ending Value is greater than the Starting Value but less than or equal to the Threshold Value. Because the Threshold Value is 120.00% of the Starting Value, any positive return due to the appreciation of the Market Measure will be limited and no greater than 20.00%. Any increase in the Ending Value from the Starting Value by more than 20.00% will result in a loss, rather than a positive return, on the notes. Your investment return may be less than a comparable short position in the stocks included in the Market Measure.
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Payments on the notes will not reflect changes in the value of the Market Measure other than on the Final Calculation Day. As a result, even if the value of the Market Measure decreases during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is greater than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was always less than the Threshold Value prior to such Final Calculation Day.
▪
Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪
Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪
The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-8

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

▪
A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of companies included in the Market Measure) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
▪
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪
The Market Measure sponsor may adjust the Market Measure in a way that affects its level, and has no obligation to consider your interests.
▪
You will not have any rights with respect to the Market Measure or its underlying assets, including any voting rights or any rights to receive dividends or other distributions.
▪
While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Market Measure, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company.

Tax-related Risks

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Structure-related Risks

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The notes are primarily bearish investments. Your notes are primarily bearish investments and, by purchasing these notes, you are taking the primarily bearish view that the value of the Market Measure will decline over the term of the notes, or that it will increase by no more than 20.00% over the term of the notes, such that the Ending Value will be less than or equal to the Starting Value or no greater than 120.00% of the Starting Value. This is primarily an inverse view to a bullish investment where an investor takes the bullish view that the value of the relevant Market Measure will increase throughout the life of the notes. Your notes provide an opportunity to participate in the depreciation of the Market Measure, whereby you will receive a fixed positive return on your notes if the Ending Value is less than or equal to the Starting Value and a positive return equal to the appreciation of the Market Measure, but only insofar as the market Measure does not increase by more than 20.00%. Any appreciation of the Market Measure above the Threshold Value will result in a negative return on your notes, and you will lose a portion, which could be significant, of your investment in the notes if the Ending Value appreciates sufficiently above the Threshold Value. Accordingly, your return on your notes will move inversely to the performance of the Market Measure.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-9

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Additional Market Measure-related Risks

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As compared to other index sponsors, Nasdaq, Inc. retains significant control and discretionary decision-making over the Market Measure, which may have an adverse effect on the level of the Market Measure and on your notes. Pursuant to the Market Measure methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure Market Measure integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the Market Measure. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the Market Measure and therefore your notes. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.
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An investment in the offered notes is subject to risks associated with foreign securities. The value of your notes is linked to a Market Measure that is comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of a Market Measure comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a Market Measure comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to securities that are currently included in a Market Measure or that in the future are included in a Market Measure, such securities may be removed from a Market Measure. If government regulatory action results in the removal of securities that have (or historically have had) significant weight in a Market Measure, such removal could have a material and negative effect on the level of such Market Measure and, therefore, your investment in the notes. Similarly, if securities that are subject to those executive orders or subject to other government regulatory action are not removed from a Market Measure, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such securities from a Market Measure could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-10

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

The Market Measure

The Nasdaq-100 Index®, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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has a base date of January 31, 1985, with a base value of 125.00, as adjusted; and
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is calculated, maintained and published by Nasdaq, Inc.

The Nasdaq-100 Index® is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The Nasdaq-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. We have derived all information contained in this term sheet regarding the Nasdaq-100 Index® from publicly available information. Additional information about the Nasdaq-100 Index® (including the top ten constituent stocks and weights and sector weights) is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this term sheet.

Security Eligibility Criteria

To qualify for index inclusion, securities must meet the following Security Eligibility Criteria which are applied as of the reconstitution reference date, unless otherwise noted.

Eligible security types include common stocks, tracking stocks, and American depositary receipts (“ADRs”), including New York registry shares.

The Nasdaq-100 Index® classifies eligible ADRs into two distinct types defined below:

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“Primary ADR”: An ADR that serves as a company’s primary global listing (i.e., the underlying shares are not listed or available for trading elsewhere).
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“Non-Primary ADR”: A more traditional ADR (i.e., the underlying shares, rather than the ADR, serve as the primary global listing and are listed on a foreign market).

Both types of ADRs are eligible for index inclusion, although the calculation of market capitalization for each varies.

Real estate investment trusts, special purpose acquisition companies and “when-issued” securities are not eligible.

Multiple classes of securities issued by the same company are each eligible, subject to meeting all other security eligibility criteria.

A company must be primarily listed on a U.S. Nasdaq-affiliated exchange (Nasdaq – All Markets (excluding the Nasdaq Capital Market), New York Stock Exchange and CBOE Global Markets).

A company must not be classified in the financial industry under the Industry Classification Benchmark, a product of FTSE International Limited that is used under license.

Companies classified in the real estate industry under the Industry Classification Benchmark are eligible, provided they are not organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion. The constituent selection process and weighting process are based in part on a ranking of companies by market capitalization.

For the purpose of constituent selection, each company’s full market capitalization is considered, and is determined as follows:

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For direct (non-ADR) listings and companies represented by Primary ADRs (defined above), full market capitalization includes both listed and unlisted shares.
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For companies represented by Non-Primary ADRs (defined above), full market capitalization is the total value of the depositary shares listed, as reported by the depositary banks. Foreign-listed underlying shares and unlisted shares are not included.

For any company represented by more than one security, the company’s full market capitalization is the combined full market capitalization of those securities.

For the purpose of weight calculations, modified market capitalization will be utilized. Only the market capitalization of eligible listed share classes will be considered. Foreign-listed and unlisted shares are disregarded. In addition, in order to preserve investability for low-float securities, each low-float security’s total shares outstanding will be capped at three times the number of its free-floating shares. Modified market capitalization is therefore determined as follows:

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For direct (non-ADR) listings, modified market capitalization is determined using the security’s price along with the lesser of the reported total shares outstanding, or three times the number of free-floating shares.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

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For Primary or Non-Primary ADRs, modified market capitalization is determined using the security’s price along with the lesser of the listed ADR shares reported by the depositary banks, or three times the number of free-floating ADR shares.

For any company represented by more than one security, the company’s modified market capitalization is the combined modified market capitalization of those securities.

A security must have a three-month average daily value traded (“ADVT”) of at least $5 million (USD).

Seasoning exchanges include any U.S. Nasdaq-affiliated exchange, NYSE, NYSE American and CBOE BZX. A security generally must have been listed and available for trading on a seasoning exchange for at least three full calendar months, excluding the month of initial listing.

Seasoning is determined as of the applicable reference date and includes that month, therefore:

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To be considered for inclusion at the annual December reconstitution, a security normally must have been listed and available for trading on an eligible exchange no later than the last trading day of August, with seasoning occurring over the months of September, October, and November.
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To be considered for inclusion as a quarterly or intra-quarter replacement, a security must be seasoned by the last trading day of the month preceding the replacement event. For example, if a replacement event were to occur in July, the required seasoning period would include all of April, May, and June.

The trading history of a special purpose acquisition company prior to its combination with an operating company will not count towards satisfying the seasoning requirement, regardless of whether the special purpose acquisition company is determined to be the acquirer or the target in the transaction.

Any security that is already a member of the Nasdaq-100 Index®, including those added as the result of a spin-off event, will be exempt from the seasoning requirement.

A security that is not already an index constituent may be added to the Nasdaq-100 Index® on an expedited basis if its full market capitalization ranks within the top 40 current index constituents. Such an addition will follow the weight interpolation process described within the March, June, and September Rebalance section. A fast entry inclusion will not require the removal of another security, and may temporarily increase the constituent count to more than 100.

For an initial public offering:

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The company will be ranked and evaluated as of the end of its seventh trading day on an eligible exchange and must satisfy all applicable security eligibility criteria as of that date (the security must have an ADVT of at least $5 million (USD) from its first trading day through and including the applicable reference date, rather than the standard three-month measurement period), other than the seasoning requirement.
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Typically, such a security will be added to the Nasdaq-100 Index® after 15 trading days, with announcement to occur after the close of business on its tenth trading day. Where the 15th trading day falls within the same calendar month as a scheduled index reconstitution or rebalance, the following adjustment applies:
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If the security’s seventh trading day falls on or before the reconstitution or rebalance reference date, then the security will be added to the Nasdaq-100 Index® as part of the reconstitution or rebalance, otherwise
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The security will be added to the Nasdaq-100 Index® no sooner than five trading days after the reconstitution or rebalance effective date.

For a company that has recently switched its listing to an eligible exchange:

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The company will normally be ranked and evaluated as of the end of its seventh trading day on the eligible exchange and must satisfy all applicable security eligibility criteria as of that date.
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Typically, such a security will be added to the Nasdaq-100 Index® after 15 trading days on the eligible exchange with announcement to occur after the close of business on its tenth trading day.
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Where the 15th trading day falls within the same calendar month as a scheduled index reconstitution or rebalance, the following adjustment applies:
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If the security’s first day of trading on the eligible exchange falls on or before the reconstitution or rebalance reference date, then the security will be added to the Nasdaq-100 Index® as part of the reconstitution or rebalance, otherwise
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The security will be added to the Nasdaq-100 Index® no sooner than five trading days after the reconstitution or rebalance effective date.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

For a company that was already listed on an eligible exchange, and has moved up the ranks into the top 40 of current index constituents:

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the security will be ranked and evaluated as of the reconstitution or rebalance reference date and must satisfy all applicable security eligibility criteria as of that date (the security must have an ADVT of at least $5 million (USD) from its first trading day through and including the applicable reference date, rather than the standard three-month measurement period), other than the seasoning requirement.
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Such a security will be added to the Nasdaq-100 Index® as part of the reconstitution or rebalance.

There is no minimum free float criterion, although the modified market capitalization used for weighting purposes imposes a limitation on the weight of low-float securities.

Companies that have filed for bankruptcy, or equivalent protection from creditors, are not eligible for initial inclusion in the Nasdaq-100 Index®.

A company is also not eligible for initial inclusion if it has entered into a definitive agreement or other arrangement that is expected to result in ineligibility, including but not limited to:

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An agreement to be acquired or to become privately owned.
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A plan to delist or to transfer to an ineligible exchange.
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A plan to reorganize as an ineligible security type.
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A decision to liquidate or otherwise permanently cease operations.

Annual Reconstitution & Rebalance - Selection

An annual reconstitution and rebalance is conducted in December, during which all eligible companies are ranked based on full market capitalization, as of the reconstitution reference date.

Once ranked, companies are selected for index inclusion based on the following order:

1.
The top 75 ranked companies are selected.
2.
Any current index constituents as of the reconstitution reference date that are ranked within the top 100, and were not already selected in step 1, are retained for continued inclusion.
3.
Any remaining current index constituents ranked 101st through 125th are selected, in rank order, provided they were ranked within the top 100 at the previous index reconstitution or have been added to the Nasdaq-100 Index® since that time.
4.
Any remaining companies ranked within the top 100 that are not current index constituents are selected in rank order.

The selection process concludes the Nasdaq-100 Index® reached 100 constituents.

Annual Reconstitution & Rebalance - Weighting

Once the annual reconstitution and rebalance selection is complete, initial weights for each security are determined based on the modified market capitalization, as of the reconstitution reference date.

These initial weights are then reviewed.

If any company’s initial weight exceeds 24%:

Stage 1: The weights are adjusted such that no company’s weight exceeds 20%.

Stage 2: Any resulting company weights that exceed 4.5% are added together. If the sum of those weights is 48% or greater, then that group of companies will have its aggregate weight adjusted down to the 40%. In order to preserve the rank order of the initial company weights, companies whose initial weights were below 4.5% may also experience a downward adjustment.

If either company-level constraint remains breached after application of this two-stage process, then the process is repeated until the weights satisfy both constraints.

Security-Level Weighting Constraints

Weights resulting from the application of company-level constraints are further adjusted to satisfy the following security-level constraints:

Stage 1: If any security’s initial weight exceeds 15%, then the weights are adjusted such that no security’s weight exceeds 14%.

Stage 2: The five largest resulting security weights are added together. If their sum is 40% or greater, then that group of securities will have its aggregate weight adjusted down to 38.5%. In order to preserve the rank order of the security weights, the final index weight of any security outside the five largest will be capped at the lesser of 4.4% or the weight of the fifth-largest security.

If either security-level constraint remains breached after application of this two-stage process, then the process is repeated until the weights satisfy both constraints.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

March, June, and September Rebalance

A rebalance is conducted in March, June, and September. Index shares for each security are adjusted by the percentage change in that security’s total shares outstanding since the previous total shares outstanding update. The index shares of any low-float securities are also adjusted to reflect changes.

After the total shares outstanding and float-based adjustments are complete, all eligible companies are ranked based on full market capitalization, as of the applicable rebalance reference date.

Index constituents ranked by full market capitalization outside the top 125 will be removed from the Nasdaq-100 Index® based on:

1.
The lowest ranked company outside the top 125 is removed first.
2.
If the resulting number of constituents is less than 100, the removed company will be replaced by the company with the largest full market capitalization that meets all security eligibility criteria.

After all index constituents ranked outside of the top 125 have been removed from the Nasdaq-100 Index® and replaced, any additional remaining companies ranked within the top 40 of full market capitalization of current index constituents, that were not added in Step 2 above, will be added to the Nasdaq-100 Index® without requiring additional removals. This may temporarily increase the constituent count to more than 100.

Securities added to the Nasdaq-100 Index® as part of the rebalance will have their initial weights determined according to the weight interpolation process described below.

In order to preserve the rank order of constituents, weights (and corresponding Index Shares) for securities added as intra-quarter replacements, or as part of the March, June, and September Rebalance, will be determined using a linear interpolation between the next largest and next smallest index constituents. This interpolation will be based on modified market capitalization ranking.

In some cases, the next largest and next smallest securities may not correspond to the next largest and next smallest weights in the Index.

Once these adjustments are completed, initial weights are calculated based on modified market capitalization, and the following company-level weighting constraints are applied:

Stage 1: If any company’s initial weight exceeds 24%, then the weights are adjusted such that no company’s weight exceeds 20%.

Stage 2: Any resulting weights exceeding 4.5% are added together. If their sum is 48% or greater, then that cohort of companies will have its aggregate weight adjusted down to 40%. In order to preserve the rank order of the initial company weights, companies whose initial weights were below 4.5% may also experience a downward adjustment.

If either company-level constraint remains breached after application of this two-stage process, then the process is repeated until the weights satisfy both constraints.

Nasdaq-100 Index® Calculation

The discussion below describes the “price return” calculation of the Nasdaq-100 Index®. As compared to the gross total return or net total return versions of the Nasdaq-100 Index®, the price return version is ordinarily calculated without regard to ordinary cash dividends on the Nasdaq-100 Index® stocks. However, all Nasdaq-100 Index® calculations reflect special cash dividends.

The Nasdaq-100 Index® is a modified market capitalization-weighted index. The value of the Nasdaq- 100 Index® equals the Nasdaq-100 Index® market value divided by the Nasdaq-100 Index® divisor. The overall Nasdaq-100 Index® market value is the aggregate of each Nasdaq-100 Index® stock’s market value, as may be adjusted for any corporate actions. A Nasdaq-100 Index® stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the Nasdaq-100 Index®. In other words, the value of the Nasdaq-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the Nasdaq-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the Nasdaq-100 Index®.

The price return Nasdaq-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the Nasdaq-100 Index® divided by (ii) the previous day Nasdaq-100 Index® value.

If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Index Calendar

Reconstitution Frequency	Annually
Rebalance Frequency	Quarterly
Reconstitution Reference Dates	Last trading day of November
Reconstitution Announcement Dates	After the close on the sixth trading day prior to the reconstitution effective date
Reconstitution Effective Dates	At market open on the first trading day following the third Friday in December
Rebalance Reference Dates	Last trading day of February, May, August, and November, respectively
Rebalance Announcement Dates	After the close on the sixth trading day prior to the rebalance effective date
Rebalance Effective Dates	At market open on the first trading day following the third Friday in March, June, September, and December, respectively

A special rebalance may be triggered, if either of the following weighting constraints are breached, based on end-of-day values:

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No company’s weight may exceed 24%.
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The aggregate weight of the companies whose weights exceed 4.5% may not exceed 48%.

Notice of a special rebalance, including the effective date and reference date, will be published in advance through the normal channels, and will follow the process described in the March, June, and September Rebalance section.

The Nasdaq-100 Index® is calculated Monday through Friday, except on days when the US markets are closed.

The Nasdaq-100 Index® is calculated during the trading day based on the last sale price and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing value of the Nasdaq-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the index constituents.

Index Maintenance

Deletion Policy

If, at any time, an index constituent is determined to be ineligible for continued inclusion, it will be removed from the Nasdaq-100 Index® as soon as practicable. Advance notice of an index constituent deletion, including the effective date, will be announced through the normal channels. Criteria for security removal include, but are not limited to:

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Delisting or transferring to an ineligible exchange.
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Reorganizing as an ineligible security type (e.g., a real estate investment trust).
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Reclassification as a financial company, according to the ICB.
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Involvement in a merger, acquisition, or other major corporate event that would make continued inclusion impossible, impractical, or inappropriate.
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For a security added to the Nasdaq-100 Index® as the result of a spin-off event, failure to establish a full market capitalization ranked within the top 125 index-eligible companies at the end of its second day of regular-way trading as an index constituent.
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Declaring bankruptcy, liquidating, or otherwise permanently ceasing operations.

In circumstances where sufficient advanced notice of the removal event and/or the identity of a replacement cannot be provided, the security being removed may be maintained in the Nasdaq-100 Index® at its last sale price, or at an appropriate “deal price”, until the effective date of the replacement company’s entry into the Nasdaq-100 Index®. In such cases, a temporary placeholder security may be utilized, and will be denoted by adding a dollar sign to the beginning and end of the security’s ticker symbol.

Securities that are added to the Nasdaq-100 Index® as the result of a spin-off event are normally maintained in the Nasdaq-100 Index®, subject to the removal criteria specified above. Those that are not immediately removed may be removed at a later date to protect the integrity of the Nasdaq-100 Index®, for example, if a spun-off security demonstrates liquidity characteristics that diverge materially from the security eligibility criteria.

Replacement Policy

Other than at the index reconstitution and quarterly rebalances, or as the result of a spin-off or fast entry event, additions to the Nasdaq-100 Index® occur only when there is a deletion that causes the count of the index constituents to fall below 100, and therefore requires replacement. In such cases, the company with the largest full market capitalization that meets all eligibility criteria as of the prior month-end, and which is not already an index constituent, will replace the deleted company. The replacement company will follow the weight interpolation process described within the March, June, and September Rebalance section.

For companies represented by more than one share class, the company will only be considered deleted when all of its share classes have been removed from the Nasdaq-100 Index®. If a security is removed, but other securities representing the same company remain in the Nasdaq-100 Index®, a replacement event will not be triggered.

A security that was added to the Nasdaq-100 Index® as the result of a spin-off event, and then removed before the next reconstitution, will not be replaced unless the removal results in the number of index constituents falling below 100.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

For pending deletions set to occur soon after a reconstitution and/or rebalance effective date, the removal may be accelerated to occur in conjunction with the reconstitution and/or rebalance event.

Corporate Actions

During the periods between scheduled index reconstitution and rebalancing events, individual index constituents may be subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100 Index®.

Special Cash Dividends

A special cash dividend is a cash payment by the issuer of the index security to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the Nasdaq-100 Index® if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.

The start of day price of the index security is adjusted downward for the amount of the special cash dividend with no adjustment to the index shares resulting in a change to the divisor.

Return of Capital

A return of capital is a cash distribution paid from the company’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular vs. special) of each return of capital event based on whether the payment fits with the company’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.

Liquidation Distributions

A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq generally treats liquidation distributions in the same manner as special dividends. However, in the case of voluntary liquidations, Nasdaq may instead elect to remove the index security at the liquidation distribution per share if it is available.

Stock Split / Stock Dividend / Bonus Issue

A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index security based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Cash and Stock Dividend

An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the Nasdaq-100 Index® before the stock dividend unless otherwise indicated.

Optional Dividend

An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index security in the manner the dividend is announced.

Reverse Stock Split / Consolidation

A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index security based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Rights Offering / Issue

An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.

Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.

Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index security, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index security. The price is adjusted downward for the value of the right.

The index shares are increased to reflect the full exercise of the rights offering. The number of additional index shares is determined by multiplying the number of rights issued per index security by the current number of index shares, then dividing that product by the number of rights required to purchase one new index security. This results in a divisor adjustment.

If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out of the money) of the index security on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index security, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index security.

Stock Distribution of Another Security

An issuer may distribute shares of another pre-existing publicly traded company to its own shareholders. These events are often announced as “in specie”, “in kind”, or “spinoff” distributions. Such events generally do not result in the issuance of new shares or the formation of a new corporate entity, and may not fall within the traditional definition of a spinoff. Nevertheless, regardless of the terminology used to announce the event, this distribution will be handled as a “spin-off” as described below.

In cases where the distributed security is already a member of the Nasdaq-100 Index®, its index shares will be increased, on the effective date, to reflect the value of the distribution.

Spin-offs

A spin-off (also known as a de-merger) occurs when the issuer of an equity security (the parent) “spins off” a business it owns into a separate new issuer (the spinco). Shares of the spinco are distributed to the shareholders of the parent, on a pro-rata basis, at a ratio established by the parent. Any spinco which does not meet the traditional definition of a security, or is not expected to be publicly listed, may be disregarded by the Nasdaq-100 Index®. Spinco securities will be added to the Nasdaq-100 Index® as their parent security on the effective date. Index shares of the spinco are calculated by multiplying the index shares of the parent times the spinoff ratio. If the parent security’s listing exchange applies a price adjustment to the parent security, the spinco security will be assigned an initial price consistent with that amount, adjusted according to the spinoff ratio. If no price adjustment is applied to the parent, the spinco will be assigned a price of zero. In any case, including events involving multiple spincos, the total value of the parent and spinco(s) reflected within the Nasdaq-100 Index® at the start-of-day on the effective date will be equal to the value of the parent security at the prior end-of-day. Resulting divisor changes, if any, are not expected to be meaningful. Passive investors should not expect to take any action at the time the spinoff event becomes effective.

Once the spinoff event has been completed, the spinco will be evaluated for continued inclusion in the Nasdaq-100 Index®. By default, the security will remain in the Nasdaq-100 Index® until at least the next scheduled reconstitution, unless there is a specific reason for immediate disqualification. Reasons for disqualification include, but are not limited to:

•
The spun-off company is assigned to an industry or sector that is incompatible with the eligibility criteria.
•
The spun-off company is assigned to a country or other geographical designation that is incompatible with the eligibility criteria.
•
The spun-off company is not expected to be listed on an eligible exchange.
•
The spun-off company is not expected to have sufficient price history to be evaluated at the next rebalance or reconstitution event.

Regardless of the reason(s) for disqualification, a disqualified spinco will be held in the Nasdaq-100 Index® until regular-way trading is established, and removed only after sufficient advance notice is provided through the normal communication channels.

A disqualified spinco is normally removed at the last sale price of the day prior to the announced removal date. There is no adjustment to the index shares of the parent. This will not result in a divisor adjustment.

Mergers & Acquisitions (M&A)

A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the Nasdaq-100 Index® has an upcoming rebalancing or reconstitution event, an acquisition target security may be removed from the Nasdaq-100 Index® prior to the deal’s closure to coincide with such event, provided that the acquisition will likely be successful.

If the issuer of the index security is the company being acquired, the index security is generally removed effective on the day following the expected expiration of a tender offer, provided all required approvals have been obtained. In the event the deal is hostile in nature and/or there are still regulatory hurdles, the deletion will occur once the index administrator has determined that the acquisition will likely conclude. If the approval is by written consent, then the removal will occur as soon as reasonably practical thereafter.

When both the acquiring company and the company being acquired are index constituents, the acquiring company may incur an increase in its index shares if the acquisition involves an exchange of stock as payment.

Nasdaq endeavors to provide a standard notice period of five business days prior to the removal of a security from an index, while ensuring that a minimum notice of one full business day is always communicated. In some circumstances it will not be possible to

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-17

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

provide sufficient advance notice of the removal event. If sufficient advance notice cannot be given, the security being removed may remain in the index at its last sale price, or at an appropriate “deal price”, until the security’s removal. In such cases, a temporary placeholder security may be utilized and will be denoted by adding a dollar sign to the beginning and end of the security’s ticker symbol. Nasdaq will provide sufficient advance notice of the placeholder’s removal through the normal communication channels.

Additions / Deletions

The addition or deletion of a security will generally result in a divisor change. Index securities are added or removed from the Nasdaq-100 Index® at their last sale price on the day prior to the effective date of the change.

Halted Securities

If an index security is halted during the trading day, the most recent last sale price is used until trading resumes or Nasdaq determines it be removed from the index. If, at the time of its removal from the Nasdaq-100 Index®, the index security is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index security may, at Nasdaq’s discretion, be removed at a price of 0.00000001 (“zero price”). This price is applied to the index security after the close of all the trading markets in the Nasdaq-100 Index® but prior to the time the official closing value of the Nasdaq-100 Index® is disseminated.

Long-Term Suspensions

Securities that are halted or otherwise suspended will normally have their last sale price carried forward for the purpose of index valuation. Those whose suspension periods exceed a threshold of 40 consecutive business days, as of the last trading day of the month, are reviewed for possible Index removal. Removals will typically not occur if the suspension is due to a planned reorganization or other specific corporate action, if a trading resumption date has been announced, or if the suspension is otherwise deemed to be temporary, at the discretion of Nasdaq.

If it is determined that removal is warranted, the removal will occur as soon as practicable, at a price of 0.00000001 (“zero price”). The removal will typically be announced with five business days’ notice. If a security is in an index with an upcoming rebalancing or reconstitution event, the suspension review may occur before the 40-day threshold in order to align the removal with the event.

Once it is announced that a security will be removed from an Index due to a prolonged suspension, the removal will occur even if trading resumes between the announcement and the removal, in which case, removal would occur at the last sale price. After its removal, a security will be eligible for inclusion at the next Index evaluation, subject to meeting all inclusion criteria.

Index Share and TSO Changes

A security’s index shares may change as a result of events other than those corporate actions/events noted above. If a change in TSO arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.

Bankruptcy

In most cases, securities which have begun bankruptcy proceedings are not eligible for initial inclusion in Nasdaq. In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.

If the index constituent is still available for trading on its primary exchange, it is removed from the Nasdaq-100 Index® at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. In the case of voluntary liquidations, Nasdaq may elect to remove the index constituent at the liquidation distribution per share if it is available. When no sufficiently reliable price exists, for an index constituent subject to removal due to bankruptcy, it is removed at a price of zero.

Sanctions

Generally, Nasdaq Indices will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:

Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the Nasdaq-100 Index®.

Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.

Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Other Adjustments

Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure Nasdaq-100 Index® and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the Nasdaq-100 Index®, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance

All Nasdaq Indexes are subject to the Nasdaq index governance framework that provides transparent governance, oversight, and accountability procedures for the index determination process.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Historical Closing Levels of the Market Measure

The closing levels of the Market Measure have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the Market Measure has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the Market Measure during the period shown below is not an indication that the Market Measure is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Market Measure as an indication of the future performance of the Market Measure, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the Market Measure or the stocks included in Market Measure will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Market Measure. Before investing in the offered notes, you should consult publicly available information to determine the relevant levels of the Market Measure between the date of this term sheet and the date of your purchase of the notes and, given the recent volatility described above, you should pay particular attention to recent levels of the Market Measure. The actual performance of the Market Measure over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the Market Measure from January 1, 2016 through August 13, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. On August 13, 2026, the closing level of the Market Measure was 30,084.50.

Historical Performance of the Market Measure

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

License Agreement

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100® Index to track general stock market performance. The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-8 of this term sheet.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Validity of the Notes and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this term sheet have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due November 22, 2027

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as single financial contracts with respect to the Market Measure.
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No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Under this characterization and tax treatment of the notes, a U.S. Holder generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

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